UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report:
(Date of earliest event reported)

February 22, 2007

RONCO CORPORATION
(Exact name of registrant as specified in charter)

Delaware
(State or other Jurisdiction of Incorporation or Organization)

000-27471 (Commission File Number)		84-1148206 (IRS Employer Identification No.)
61 Moreland Road, Simi Valley, California 93065-1662 (Address of Principal Executive Offices and zip code)

(805) 433-1030
(Registrant's telephone
number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8	Other Events.
Section 8.01	Other Events.

On February 22, 2007, Ronco Corporation (the “Registrant”), filed a complaint in the Superior Court for the County of Los Angeles, Central District, against Richard F. Allen Sr., a former Chief Executive Officer and President and director of the Registrant. The complaint alleges, among other things, that Mr. Allen engaged in fraud and breach of fiduciary duty in connection with (i) improperly obtaining and being reimbursed for certain personal expenses by the Registrant and (ii) authorizing the payment of a “finder’s fee” without obtaining the approval of the Registrant’s board of directors (the “Board”) and not disclosing his personal relationship with one of the recipients of the “finder’s fee” to the other members of the Board. In addition, the complaint alleges that the “finder’s fee” was paid solely based on Mr. Allen’s personal relationship or to satisfy personal obligations and not because of any legal obligation on the part of the Registrant. The Registrant is seeking damages in the amount of $150,000 for the “finder’s fees” and in excess of approximately $240,000 for the improper reimbursement of personal expenses as well as the maximum interest permitted on all such sums and punitive damages. The Registrant will serve the complaint on Mr. Allen within the time period permitted by law. Due to the inherent uncertainties in litigation, and because the ultimate resolution of the proceeding is influenced by factors outside of the Registrant’s control, the ultimate outcome of this proceeding is uncertain and unpredictable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RONCO CORPORATION (Registrant)

By:	/s/ Ronald C. Stone
Ronald C. Stone
Chief Financial Officer

Dated: February 26, 2007